Asure Software Provides Update on Plan to Take Company Private

AUSTIN, TX -- (Marketwire - April 23, 2009) - Asure Software (NASDAQ: ASUR), a leading provider of workforce management software, today announced that the special meeting of shareholders to consider privatizing the Company has been scheduled for 10:00 a.m. local time on Tuesday, June 2, 2009 at the Company's executive offices, 108 Wild Basin Road, Austin, Texas 78746. The following items will be submitted for shareholder vote at such meeting: (1) an amendment to the Company's Restated Certificate of Incorporation to effect a 1-to-750 reverse stock split of the Company's common stock; (2) an amendment to the Company's Restated Certificate of Incorporation to effect a 750-to-1 forward stock split of the Company's common stock; and (3) the postponement or adjournment of the special meeting to permit further solicitation of proxies in the event that an insufficient number of shares of common stock are present in person or by proxy to approve the stock splits.

The Company also announced today that it has filed a definitive Proxy Statement and Schedule 13E-3 with the Securities and Exchange Commission ("SEC") outlining the terms of the Company's proposed going private transaction. Frequently asked questions regarding the proposed transaction are provided in the opening pages of the Proxy Statement.

"The plan to privatize the Company remains on track. Proxies were mailed to Asure shareholders this week and assuming the shareholders approve the proposal, the Company will become private in June 2009. The privatization will enable the Company to save in excess of $1M a year by suspending public reporting. However, we intend to keep remaining shareholders informed and continue an open dialogue as we execute our strategy. These savings, combined with our positive outlook on revenue and other recent expense reductions, will put us on a solid path to build a profitable business in the very near future," commented Richard Snyder, Asure's Chairman and Chief Executive Officer.

Under the terms of the proposed transaction, shareholders owning fewer than 750 shares of the Company's common stock immediately prior to the date the transaction takes effect would be entitled to receive cash of $0.36 per share. Shareholders owning 750 shares or more would continue to hold their shares following the completion of the transaction.

The proposed transaction is anticipated to reduce the number of shareholders of record to fewer than 300. As a result, Asure would terminate the registration of its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended. This would cause the common stock to cease to be listed and traded on the Nasdaq Capital Market and would suspend the Company's periodic reporting requirements with the SEC. The shares may subsequently be eligible for listing and trading on the Pink Sheets®, but such trading opportunities will be dependent upon whether any broker-dealers commit to make a market for the Company's common stock.

Among other benefits, it is anticipated that Asure will achieve cost savings through the de-registration and delisting of the Company's common stock. Such cost savings would not be available to the Company if its pending involuntarily delisting from the Nasdaq Capital Market went into effect and its shares moved to the OTC Bulletin Board, which would involve similar public reporting requirements and compliance costs. Further, the Board of Directors believes the transaction is consistent with the Company's long-term growth strategy.

The Company's Board of Directors has unanimously approved the proposed going private transaction. In reaching this conclusion, the Board has determined the transaction to be in the best interest of the Company and its shareholders, consistent with the Board's long-term plan to maximize shareholder value. The Board has also determined the transaction to be substantively and procedurally fair to both cashed-out and continuing shareholders.

Additional details of the transaction may be found in Asure's definitive Proxy Statement filed on April 21, 2009 with the SEC. A copy of the definitive Proxy Statement may be downloaded from the Internet at no charge from the SEC filings site located at www.sec.gov/edgar.shtml.

About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure's market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

Statements in this press release regarding Asure's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties include those associated with continued listing of the Company's securities on the NASDAQ Capital Market and those associated with effecting a reverse split in order to become a privately held company.

Investor contacts:
Jay Peterson
512-437-2476
jay_peterson@asuresoftware.com

Sean Collins
Senior Partner
CCG Investor Relations
310-477-9800, ext. 202
www.ccgir.com

Media contact:
Lisa Flynn
512-437-2678
lisa_flynn@asuresoftware.com